Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER REPORTS PROGRESS ON DEPLOYMENT OF FREQUENCY REGULATION SYSTEMS

First System Has Provided One Megawatt of Regulation
and Operated at Greater Than 90% Average Availability

Tyngsboro, Mass., January 22, 2009 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that a one-megawatt (MW) Smart Energy Matrix has been operating at more than 90% average availability in ISO New England’s Alternative Technologies Pilot Program since January 1, 2009. Beacon expects to improve the performance of the system by making minor changes that will allow it to respond even better to the ISO New England control signal.

Bill Capp, Beacon Power president and CEO, stated: “We have been impressed with the performance of ISO New England in implementing the pilot program on schedule. We’re pleased to be active participants in this important program with our energy storage technology.”

The control signaling employed by the New York and California ISOs to operate Beacon’s flywheels in the Company’s 2006/2007 technology demonstration programs operated the systems at multiple levels over their entire performance range. This control method required the flywheels to respond proportionally to variable imbalances between electricity supply and demand. In contrast, ISO New England has been operating Beacon’s system using a non-proportional, trinary signal. The trinary control method requires the system to be in one of three states – either fully charging, neutral, or fully discharging. Beacon has found that the trinary method of operation does not fully utilize the performance capabilities of the flywheel system, and it causes the flywheels to operate at a higher temperature than the proportional control method. To compensate for ISO New England’s current control method, the 1-MW system has occasionally been operated at a slightly lower overall output, pending a refinement of the motor-generator design. This design improvement is now being implemented.

Exhibit 99.1

Bill Capp added: “Although we do not expect that the current ISO New England control signal will prove to be the best one for optimizing system benefits for the ISO, our motor-generator refinements should better meet the tougher conditions imposed by the trinary signal being used during this phase of the pilot program.”

The deployment of two additional megawatts of regulation capacity at Beacon’s Tyngsboro, Mass., headquarters has been slowed by severe winter weather and the analysis and refinement of the motor-generator as described above. Beacon expects that this additional 2 MW of capacity will be generating revenue on the ISO New England grid by the end of Q1 2009, rather than the end of 2008 as originally targeted. This will bring the total capacity at the Tyngsboro site to 3 MW.

The fourth and fifth megawatts of capacity originally planned for the ISO New England Pilot Program will instead be deployed to Beacon’s site in Stephentown, New York, and to a second site in either the PJM Interconnection or the Midwest ISO. This will allow Beacon to gain bidding and operations experience in two additional regulation markets and broader visibility as a regulation service provider. The New York system will be interconnected to NYSEG, a major state utility with which Beacon has already entered into an interconnection agreement. The New York ISO is expected to open the market for energy storage-based regulation services by mid-2009.

About Beacon Power
Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Exhibit 99.1

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.